Exhibit 99.1

Oplink Reports Fourth Quarter and Fiscal Year 2008 Financial Results

Company Announces $20 Million Stock Repurchase Program

Fremont, Calif., — August 14, 2008 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading provider of photonic components, intelligent modules, and subsystem solutions, today reported its financial results for its fourth quarter and fiscal year ended June 30, 2008.

For the fourth quarter of fiscal 2008, Oplink reported consolidated revenues of $37.3 million, as compared to $37.2 million reported for the fourth quarter of 2007. Consolidated net loss for the fourth quarter of fiscal 2008, calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), was $791,000, or ($0.04) per share. This compares to GAAP net income of $3.0 million, or $0.13 per diluted share, reported for the fourth quarter of fiscal 2007.

Consolidated non-GAAP net income for the fourth quarter of fiscal 2008 was $2.8 million, or $0.13 per diluted share, which excludes approximately $891,000 of inventory adjustments, $451,000 in transitional costs for contract manufacturing, a benefit of $69,000 for impairment charge and other costs, $1.4 million in stock-based compensation expense, and $961,000 in amortization of intangible assets. This compares to non-GAAP net income of $5.6 million, or $0.24 per diluted share, reported for the fourth quarter of fiscal 2007, which excludes $216,000 in transitional costs for contract manufacturing, $1.5 million in merger fees, $1.5 million in stock-based compensation expense, and $242,000 in amortization of intangible assets, and the benefit of $850,000 in minority interest.

Oplink generated $4.1 million in cash from operations and closed the fourth quarter with cash, cash equivalents and investments of $142.1 million, up from $138.3 million held at the close of the third quarter of fiscal 2008.

“We are pleased to report revenue slightly above the outlook we provided last quarter, improved gross margins and increased operating efficiencies in the fourth quarter,” commented Joe Liu, president and CEO of Oplink. “We had good sales activity for our passive components through our traditionally large customers and are building our pipeline for future periods. Demand for our active components was strong and, with our offshore manufacturing transition nearly completed, we are now shifting our focus to customer interactions and design win activities. We remain confident in the long-term opportunity for the consolidated business as we move into fiscal year 2009.”

The Company also announced that its Board of Directors has approved a new repurchase program, authorizing the Company to repurchase up to $20 million of its common stock. Repurchases under the program will be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements and other factors. The repurchase program does not require the Company to acquire a specific number of shares, and may be suspended from time to time or discontinued. The share repurchases will be funded from available working capital. There is no fixed termination date for the repurchase program.

“We believe this share repurchase program communicates our long-term confidence in our business and is a good use of our capital at this time,” Liu concluded.

Consolidated revenues for fiscal year 2008 were $176.3 million, an increase from $107.5 million reported for fiscal year 2007 (which only included one month of financial results from Optical Communication Products, Inc. (“OCP”), of which Oplink acquired a majority stake in June 2007 and which became a 100% owned subsidiary in October 2007). Consolidated GAAP net loss for fiscal 2008 was $6.8 million, or $(0.31) per basic and diluted share.

Consolidated non-GAAP net income for fiscal 2008 was $13.9 million, or $0.63 per diluted share, which excludes approximately $7.3 million of inventory adjustments, $2.3 million in transitional costs for contract manufacturing, $626,000 in impairment charge and other costs, $5.9 million in expenses incurred by OCP relating to Oplink’s acquisition of OCP, $7.9 million in stock-based compensation expense, $3.3 million in amortization of intangible assets, the benefit of $2.4 million gains on sale of assets, and the benefit of $4.2 million in minority interest. This compares to non-GAAP net income of $19.5 million, or $0.85 per diluted share, which excludes approximately $268,000 in compensation related to stock option modifications, $216,000 in transitional costs for contract manufacturing, $1.5 million in expenses incurred by OCP relating to Oplink’s acquisition of OCP, $4.7 million in stock-based compensation expense, $519,000 in amortization of intangible assets and a net benefit of $850,000 in minority interest, reported for fiscal year 2007.

Business Outlook

For the quarter ending September 30, 2008, the Company expects to report consolidated revenues of between $38 million and $42 million and consolidated net income per diluted share of approximately $0.02 to $0.06 on a GAAP basis. On a non-GAAP basis, excluding stock-based compensation expense, amortization of intangible assets, and other non-recurring charges, if any, the Company expects consolidated earnings per diluted share for the quarter ending September 30, 2008 of approximately $0.13 to $0.17.

Conference Call Information

The Company will host a conference call and live webcast at 2:00 p.m. Pacific Daylight Time today, August 14, 2008. To access the conference call, dial 800-240-2430 or 303-262-2131 (outside the U.S. and Canada). The webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 5:00 p.m. Pacific Daylight Time on August 14, 2008 until 11:59 p.m. Pacific Daylight Time on August 22, 2008, by dialing 800-405-2236 or 303-590-3000 (outside the U.S. and Canada) and entering pass code 11118037#.

Non-GAAP Financial Measures

In this earnings release and during the earnings conference call and webcast as described above, Oplink will discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. Oplink believes that, while these non-GAAP measures are not a substitute for GAAP results, they provide a basis for evaluating the Company’s cash requirements for ongoing operating activities. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under Securities and Exchange Commission rules.

About Oplink

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components, modules and subsystems. The company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains optical-centric front-end design, application, and customer service functions at its offices in Fremont and Calabasas, California and has research facilities in Zhuhai and Wuhan, China and Hsinchu Science-Based Industrial Park in Taiwan. The company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, Photonic Foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

Cautionary Statement

This news release contains forward-looking statements, including without limitation the guidance given for anticipated results for the first quarter and of fiscal year 2009, that involve risks and uncertainties that may cause results to differ substantially from expectations. These risks include, but are not limited to, the risk that Oplink will not realize the synergies or cost reductions it hopes to achieve after the OCP acquisition, the potential for a downturn in the telecommunications industry or the overall economy in the United States and other parts of the world, possible reductions in customer orders, Oplink’s reliance upon third parties to supply components and materials for its products, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply or demand conditions in the industry, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Investor Relations:
Erica Abrams
415-217-5864
erica@blueshirtgroup.com

Matthew Hunt
415-489-2194
matt@blueshirtgroup.com

###

(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	June 30,
	2008	2007
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$72,001	$111,600
Short-term investments	50,077	73,300
Accounts receivable, net	34,200	34,795
Inventories	28,290	35,427
Net assets held for sale	—	22,200
Prepaid expenses and other current assets	4,949	6,412

Total current assets	189,517	283,734

Long-term investments	20,003	42,978
Property, plant and equipment, net	34,206	28,907
Goodwill and intangible assets, net	23,487	7,421
Other assets	1,867	5,349

Total assets	$269,080	$368,389

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,354	$14,604
Accrued liabilities and other current liabilities	13,522	13,820
Accrued transitional costs for contract manufacturing	341	1,234
Restructuring accrual	370	—

Total current liabilities	30,587	29,658

Non-current liabilities	223	207

Total liabilities	30,810	29,865

Minority interest	—	68,749

Stockholders’ equity	238,270	269,775

Total liabilities and stockholders’ equity	$269,080	$368,389

(1) The June 30, 2007 condensed consolidated balance sheet has been derived from audited consolidated financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	June 30	June 30	June 30	June 30
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(1)

Revenues	$37,323	$37,212	$176,253	$107,499

Cost of revenues:
Cost of revenues	28,040	28,085	140,539	78,588
Stock compensation expense	110	106	456	315

Total cost of revenues	28,150	28,191	140,995	78,903

Gross profit	9,173	9,021	35,258	28,596

Operating expenses:
Research and development	3,026	2,432	14,393	6,796
Sales and marketing	2,397	1,941	10,501	6,064
General and administrative	3,109	2,367	14,268	7,102
Impairment charge and other costs	(69)	—	626	—
Transitional costs for contract manufacturing	451	216	2,285	216
Merger fees	—	1,451	5,618	1,451
Stock compensation expense	1,259	1,430	7,475	4,396
Amortization of intangible and other assets	419	117	1,519	222

Total operating expenses	10,592	9,954	56,685	26,247

(Loss) income from operations	(1,419)	(933)	(21,427)	2,349
Interest and other income, net	853	2,678	7,518	9,666
(Loss) gain on sale/disposal of assets	(88)	(10)	2,305	(18)

(Loss) income before minority interest and provision for income taxes	(654)	1,735	(11,604)	11,997
Minority interest in loss of consolidated subsidiaries	—	1,390	5,891	1,418
Provision for income taxes	(137)	(116)	(1,045)	(241)

Net (loss) income	$(791)	$3,009	$(6,758)	$13,174

Net (loss) income per share:
Basic	$(0.04)	$0.13	$(0.31)	$0.60

Diluted	$(0.04)	$0.13	$(0.31)	$0.57

Shares used in per share calculation:
Basic	20,700	22,524	21,533	22,071

Diluted	20,700	23,252	21,533	22,942

RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP NET INCOME

	Three Months Ended		Years Ended
	June 30	June 30	June 30	June 30
	2008	2007	2008	2007

Net (loss) income, GAAP	$(791)	$3,009	$(6,758)	$13,174
Adjustments to measure non-GAAP:
Inventory adjustments included in cost of revenues	891	—	7,274	—
Compensation related to stock option modification	—	—	—	268
Transitional costs for contract manufacturing	451	216	2,285	216
Impairment charge and other costs	(69)	—	626	—
Merger fees	—	1,451	5,857	1,451
Stock compensation expense	1,369	1,536	7,931	4,711
Amortization of intangible and other assets	961	242	3,342	519
Gain on sale/disposal of assets	—	—	(2,433)	—
Minority interest in loss of consolidated subsidiaries	—	(850)	(4,217)	(850)

Non-GAAP net income	$2,812	$5,604	$13,907	$19,489

Net income per share, non-GAAP:
Basic	$0.14	$0.25	$0.65	$0.88

Diluted	$0.13	$0.24	$0.63	$0.85

Shares used in per share calculation:
Basic	20,700	22,524	21,533	22,071

Diluted	21,147	23,252	22,085	22,942

(1) The condensed consolidated statement of operations for the year ended June 30, 2007 has been derived from audited consolidated financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended
	June 30	June 30
	2008	2007
	(Unaudited)	(1)
Cash flows from operating activities:
Net (loss) income	$(6,758)	$13,174
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	7,107	4,918
Inventory adjustments	7,274	—
Amortization of intangible assets	3,342	519
Stock compensation expense	7,931	4,711
(Gain) loss on sale/disposal of assets	(2,305)	18
Impairment charge and other costs	626	—
Minority interest in loss of consolidated subsidiaries	(5,891)	(1,418)
Other	(119)	611
Change in assets and liabilities	(3,578)	(9,868)

Net cash provided by operating activities	7,629	12,665

Cash flows from investing activities:
Net sales of investments	47,070	89,023
Net sales (purchases) of property and equipment	19,324	(2,623)
Net sales of equity investments	4,600	—
Acquisition of businesses, net of cash acquired	(81,445)	(3,917)

Net cash (used in) provided by investing activities	(10,451)	82,483

Cash flows from financing activities:
Proceeds from issuance of common stock	3,217	8,550
Repurchase of common stock	(40,000)	—

Net cash (used in) provided by financing activities	(36,783)	8,550

Effect of exchange rate changes on cash and cash equivalents	6	46

Net (decrease) increase in cash and cash equivalents	(39,599)	103,744

Cash and cash equivalents, beginning of year	111,600	7,856

Cash and cash equivalents, end of year	$72,001	$111,600

Supplemental non-cash investing and financing activities:
Common stock issued upon business combination	$—	$14,217

(1) The condensed consolidated statement of cash flows for the year ended June 30, 2007 has been derived from audited consolidated financial statements at that date.